Exhibit 99.1

Western Uranium Corporation Updates Assets and Infrastructure on Company Website and Clarifies and Restates News Release October 03, 2016 relating to Incentive Stock Options.

FOR IMMEDIATE RELEASE

October 11, 2016. Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces that it has added a new page to the Company website updating Western’s assets and infrastructure.

Shareholders and investors are invited to visit the webpage to view videos of some of the underground areas of the Sunday Mine Complex (“Sunday Complex”) as well as review and discussion of its uranium stockpiles and above- and below-ground infrastructure.

In addition to videos, Western has provided photographs depicting the uranium and vanadium seams at the Sunday Complex.

To visit the Assets and Infrastructure page on the Western Uranium website, we encourage shareholders and investors to visit: www.western-uranium.com/assets-infrastructure.html.

The Company also wishes to clarify and restate the News Release disseminated October 03, 2016 relating to the grant of stock options under the Incentive Stock Option Plan as follows:

“Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces that it has granted an aggregate of 1,075,000 options to purchase common shares to a number of officers, consultants, directors and employees of the Company under the Company’s Incentive Stock Option Plan. The options shall have an exercise price of Cdn.$2.50 vesting equally commencing initially on the effective date of grant of October 4, 2016 and thereafter on October 31, 2016, and March 31, 2017 with a five-year term from the date of vesting.”

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com